HealthStream Announces Second Quarter 2018 Results Page 1 July 23, 2018	Exhibit 99.1

Contact:	Gerard M. Hayden, Jr
Chief Financial Officer
(615) 301-3163
ir@healthstream.com

Media:
Mollie Condra, Ph.D.
Vice President,
Investor Relations &
Communications
(615) 301-3237
mollie.condra@healthstream.com

HEALTHSTREAM ANNOUNCES SECOND QUARTER 2018 RESULTS

NASHVILLE, Tenn.  (July 23, 2018)—HealthStream, Inc. (NASDAQ: HSTM), a leading provider of workforce and provider solutions for the healthcare industry, announced today results for the second quarter ended June 30, 2018. In the following bullet-point highlights, (i) all results are from continuing operations only (i.e., 2017 and 2018 results exclude the gain on the sale of our divested Patient Experience business segment which was completed in February 2018 and the results of operations of such segment prior to this divestiture) and (ii) 2018 results are presented in accordance with Accounting Standards Codification 606, Revenue from Contracts with Customers (ASC 606), whereas results for 2017 are presented in accordance with ASC 605.

•

Revenues of $57.0 million in the second quarter of 2018, up 8% from $52.9 million in the second quarter of 2017; with $456,000 positive impact in the second quarter of 2018 from the application of ASC 606

•

Operating income of $4.3 million in the second quarter of 2018, up 52% from $2.8 million in the second quarter of 2017; with $339,000 positive impact in the second quarter of 2018 from the application of ASC 606

•

Net income from continuing operations of $3.7 million in the second quarter of 2018, up 64% from $2.2 million in the second quarter of 2017; with $256,000 positive impact in the second quarter of 2018 from the application of ASC 606

•

Earnings per share (EPS) from continuing operations of $0.11 per share (diluted) in the second quarter of 2018, compared to EPS from continuing operations of $0.07 per share (diluted) in the second quarter of 2017

•

Adjusted EBITDA[1] from continuing operations of $10.7 million in the second quarter of 2018, up 16% from $9.2 million in the second quarter of 2017; with $339,000 positive impact in the second quarter of 2018 from the application of ASC 606

Financial Results:

Second Quarter 2018 Compared to Second Quarter 2017

On January 1, 2018, the Company adopted ASC 606 using the modified retrospective approach. Under this approach, prior period results continue to be presented in accordance with the previous standard of ASC 605. See discussion elsewhere in this release about comparisons with respect to our results under ASC 606 and ASC 605.

Revenues for the second quarter of 2018 increased by $4.1 million, or 8 percent, to $57.0 million, compared to $52.9 million for the second quarter of 2017.

Revenues from our HealthStream Workforce Solutions segment were approximately $47.0 million for the second quarter of 2018, compared to $44.3 million for the second quarter of 2017. Revenue

1 Adjusted EBITDA from continuing operations is a non-GAAP financial measure. A reconciliation of adjusted EBITDA to income from continuing operations and disclosure regarding why we believe adjusted EBITDA from continuing operations provides useful information to investors is included later in this release.

HealthStream Announces Second Quarter 2018 Results Page 2 July 23, 2018

growth of $2.7 million from our workforce solutions products was primarily a result of an increase in subscription-based product revenues.

Revenues from our HealthStream Provider Solutions segment were approximately $10.0 million for the second quarter of 2018, compared to $8.7 million for the second quarter of 2017. Increased revenues, net of deferred revenue write-downs, from the Morrisey Associates, Inc. (MAI) acquisition, which was consummated in August 2016, accounted for $606,000 of the increase in revenues during the second quarter of 2018. Revenues from other provider solutions products increased $771,000, or 13 percent, compared to the second quarter of 2017.

Generally accepted accounting principles (GAAP) require companies to write down beginning balances of acquired deferred revenue balances as part of “fair value” accounting as defined by GAAP. During the second quarter of 2018, HealthStream reported a reduction of $30,000 to operating income and a reduction of $23,000 to net income as a result of deferred revenue write-downs from prior acquisitions. During the second quarter of 2017, HealthStream reported a reduction of $548,000 to operating income and a reduction of $411,000 to net income as a result of deferred revenue write-downs from prior acquisitions. The table reconciling GAAP to non-GAAP financial measures included in this release shows the impact of beginning balance deferred revenue write-downs on operating income and net income during the three and six months ended June 30, 2018 and June 30, 2017.

Operating income was $4.3 million for the second quarter of 2018, up 52 percent from $2.8 million for the second quarter of 2017. Operating income was positively impacted by the increase in revenue as noted above. Operating income was also positively impacted by the decreased amount of deferred revenue write-downs in the second quarter of 2018 compared to the 2017 period and the application of ASC 606 as noted above. The positive impact of these items on operating income was partially offset by higher operating expenses associated with increased royalties, amortization, and personnel costs.

Net income from continuing operations was $3.7 million in the second quarter of 2018, up 64 percent from $2.2 million in the second quarter of 2017. Net income from continuing operations was positively impacted by deferred revenue write-downs and the application of ASC 606 in the amounts of $388,000 and $256,000, respectively, in the second quarter of 2018 compared to the second quarter of 2017. EPS from continuing operations was $0.11 per share (diluted) in the second quarter of 2018, compared to $0.07 per share (diluted) for the second quarter of 2017.

Net income (from continuing and discontinued operations) was $2.5 million in the second quarter of 2018, compared to $2.3 million in the second quarter of 2017. Earnings per share (diluted) were $0.08 per share for the second quarter of 2018, compared to $0.07 per share (diluted) for the second quarter of 2017. The difference between consolidated net income and net income from continuing operations during the second quarter of 2018 was primarily due to a reduction in the gain of the sale of discontinued operations that had previously been recognized in the first quarter.

Adjusted EBITDA (which we define as net income before interest, income taxes, share-based compensation, and depreciation and amortization) from continuing operations increased to $10.7 million for the second quarter of 2018, compared to $9.2 million for the second quarter of 2017. The application of ASC 606 had a positive impact of $339,000 on Adjusted EBITDA from continuing operations during the second quarter of 2018.

HealthStream Announces Second Quarter 2018 Results Page 3 July 23, 2018

Adjusted EBITDA (including both continuing and discontinued operations) was $9.2 million for the second quarter of 2018, compared to $9.9 million for the second quarter of 2017.

At June 30, 2018, the Company had cash and marketable securities of $165.5 million. Capital expenditures incurred during the second quarter of 2018 were approximately $4.4 million.

At June 30, 2018, we had approximately 4,748,000 total subscribers implemented to use and 4,829,000 total subscribers contracted to use our subscription-based solutions. “Contracted subscribers” include both those already implemented and those under contract that are in the process of implementation. Revenue recognition generally commences when a contract is implemented.

Year-to-Date 2018 Compared to Year-to-Date 2017

For the first six months of 2018, revenues were $111.9 million, an increase of 7 percent over revenues of $104.9 million for the first six months of 2017. Revenue increased in the amount of $7.0 million, which was partially offset by a decline in ICD-10 readiness revenue of $785,000. Operating income for the first six months of 2018 increased by 55 percent to $8.0 million, compared to $5.2 million for the first six months of 2017. Net income from continuing operations for the first six months of 2018 increased by 85 percent to $7.3 million, compared to $3.9 million for the first six months of 2017. Earnings per share from continuing operations were $0.23 per share (diluted) for the first six months of 2018, compared to $0.12 per share (diluted) for the first six months of 2017. Net income for the first six months of 2018 increased to $26.4 million, compared to $3.6 million for the first six months of 2017, which increase was primarily driven by the $19.1 million gain, net of tax, on the sale of the PX business as noted below.  Earnings per share were $0.82 per share (diluted) for the first six months of 2018, compared to $0.11 per share (diluted) for the first six months of 2017. Adjusted EBITDA from continuing operations increased by 17 percent to $20.9 million for the first six months of 2018, compared to $17.9 million for the first six months of 2017. Adjusted EBITDA increased to $50.5 million for the first six months of 2018, compared to $18.5 million for the first six months of 2017, which increase was primarily driven by the gain on the sale of the PX business.

Financial Impact of Adopting ASC 606

The chart below on page eleven under the heading of “Impact of Adoption of ASC 606” sets forth what the revenues, operating income, net income from continuing operations, adjusted EBITDA from continuing operations, and non-GAAP operating income would have been for the second quarter and first six months of 2018 if the prior revenue recognition standard was applied (ASC 605).

2018 Events

On February 12, 2018, the Company divested its Patient Experience (PX) business to Press Ganey Associates for $65.5 million in cash. HealthStream recorded a gain, net of tax, on the sale of its PX business of $19.1 million. The sale of the PX business resulted in the Company’s complete divestiture of the Company’s patient experience solutions business segment. With the proceeds from this transaction, the Board of Directors declared a $1.00 per common share special cash dividend which was paid on April 3, 2018 to shareholders of record on March 6, 2018.

Financial Outlook for 2018

The Company adopted the new revenue recognition standard (ASC 606) utilizing the modified retrospective approach effective January 1, 2018, such that the Company will recognize revenue under this new standard for periods beginning on and after January 1, 2018, but will continue to report results for periods prior to January 1, 2018 under the prior revenue recognition standard (ASC 605). To assist in providing comparability against 2017 results, the Company will continue to disclose certain financial information for 2018 under ASC 605 in the notes to financial statements to be included in Forms 10-Q and 10-K for 2018.

HealthStream Announces Second Quarter 2018 Results Page 4 July 23, 2018

The historical financial results of the PX business for periods prior to the closing of this transaction are reflected in the Company’s consolidated financial statements as discontinued operations. Accordingly, this financial outlook for 2018 is for continuing operations only and does not include (a) the gain on the sale of our PX business, which we completed on February 12, 2018, or (b) the results of our PX business during 2017 or the period in 2018 prior to the sale of such business for financial outlook.

On February 20th, we presented our original 2018 guidance utilizing ASC 605. For purposes of comparability, on April 30th we provided guidance utilizing ASC 605 and also utilizing ASC 606. In this press release, we are presenting our updated 2018 guidance utilizing only ASC 606 in light of the fact that our 2018 results are being presented under ASC 606.

For 2018, we continue to anticipate that consolidated revenues will increase six to eight percent as compared to 2017. We continue to anticipate that revenue growth in our Workforce Solutions segment will be in the four to six percent range and our Provider Solutions segment to grow 10 to 20 percent when compared to 2017.

We anticipate operating income for 2018 to increase between 35 and 45 percent as compared to 2017.

We continue to anticipate that capital expenditures will be approximately $20 million during 2018. We expect the annual effective income tax rate to range between 20 and 22 percent for 2018. This represents an effective tax rate of 26 to 28 percent for the remaining two quarters of 2018. The effective income tax rate for the first six months of 2018 was 17 percent due primarily to excess tax benefits from stock option exercises during the first quarter of 2018.

This guidance does not include the impact of any acquisitions or strategic investments that we may complete during 2018.

“Our second quarter 2018 financial results remain solid as we invest in the future,” said Robert A. Frist, Jr., chief executive officer, HealthStream. “We believe we are uniquely positioned to improve the quality of healthcare delivery by bringing choice and selection to healthcare professionals in their ongoing professional development.”

A conference call with Robert A. Frist, Jr., Chief Executive Officer, Gerard M. Hayden, Jr., Senior Vice President and Chief Financial Officer, and Mollie Condra, Vice President of Investor Relations and Corporate Communications, will be held on Tuesday, July 24, 2018, at 9:00 a.m. (ET). To listen to the conference, please dial 877-647-2842 (no conference ID needed) if you are calling within the domestic U.S. or Canada. If you are an international caller, please dial 914-495-8564 (no conference ID needed). The conference may also be accessed by going to http://ir.healthstream.com/events.cfm for the simultaneous Webcast of the call, which will subsequently be available for replay. The replay telephone numbers are 855-859-2056 (conference ID #5277088) for U.S. and Canadian callers and 404-537-3406 (conference ID #5277088) for international callers.

HealthStream Announces Second Quarter 2018 Results Page 5 July 23, 2018

Use of Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures, including non-GAAP net income, non-GAAP operating income, adjusted EBITDA from continuing operations, and adjusted EBITDA, which are used by management in analyzing the Company’s financial results and ongoing operational performance.

In order to better assess the Company’s financial results, management believes that net income before interest, income taxes, share-based compensation, depreciation and amortization (“adjusted EBITDA”) is a useful measure for evaluating the operating performance of the Company because adjusted EBITDA reflects net income adjusted for certain non-cash and non-operating items.  Management also believes that adjusted EBITDA from continuing operations is a useful measure for evaluating the operating performance of the Company because such measure excludes the results of operations of the PX business that we no longer own and thus reflects the Company’s ongoing business operations and assists in comparing the Company’s results of operations between periods.   We also believe that adjusted EBITDA and adjusted EBITDA from continuing operations are useful to many investors to assess the Company’s ongoing results from current operations. Adjusted EBITDA and adjusted EBITDA from continuing operations are non-GAAP financial measures and should not be considered as measures of financial performance under GAAP.  Because adjusted EBITDA and adjusted EBITDA from continuing operations are not measurements determined in accordance with GAAP, such non-GAAP financial measures are susceptible to varying calculations. Accordingly, adjusted EBITDA and adjusted EBITDA from continuing operations, as presented, may not be comparable to other similarly titled measures of other companies.

In recent years, the Company has acquired businesses whose net tangible assets include deferred revenue.  In accordance with GAAP reporting requirements, following the completion of any such acquisition, the Company may record a write-down of deferred revenue to fair value as defined by GAAP. If the Company is required to record a write-down of deferred revenue, it may result in lower recognized revenue, operating income, and net income in subsequent periods.

In connection therewith, this release presents below non-GAAP operating income and non-GAAP net income, which in each case reflects the corresponding GAAP figures adjusted to exclude the impact of the deferred revenue write-down associated with fair value accounting for acquired businesses as referenced above. Management believes that the presentation of these non-GAAP financial measures assists investors in understanding the Company’s performance between periods, excluding the impact of this deferred revenue write-down, and provides a useful measure of the ongoing performance of the Company. Both on a quarterly and year-to-date basis, the revenue for any acquired business is deferred and typically recognized over a one-to-two year period following the completion of an acquisition, so our GAAP revenues for this one-to-two year period will not reflect the full amount of revenues that would have been reported if the acquired deferred revenue had not been written down to fair value.

These non-GAAP financial measures should not be considered a substitute for, or superior to, measures of financial performance, which are prepared in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. Investors are encouraged to review the reconciliations of our GAAP to non-GAAP financial measures, which are set forth below in this release.

HealthStream Announces Second Quarter 2018 Results Page 6 July 23, 2018

About HealthStream

HealthStream (NASDAQ: HSTM) is dedicated to improving patient outcomes through the development of healthcare organizations’ greatest asset: their people. Our unified suite of solutions is contracted by, collectively, over 4.8 million healthcare employees in the U.S. for workforce development, training & learning management, talent management, credentialing, privileging, provider enrollment, performance assessment, and managing simulation-based education programs. Based in Nashville, Tennessee, HealthStream has additional offices in Brentwood, Tennessee; Jericho, New York; Boulder; Colorado; San Diego, California; and Chicago, Illinois. For more information, visit http://www.healthstream.com or call 800-933-9293.

HealthStream Announces Second Quarter 2018 Results Page 7 July 23, 2018

HEALTHSTREAM, INC.

Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Revenues, net	$57,008	$52,920	$111,866	$104,887
Operating costs and expenses:
Cost of revenues (excluding depreciation and amortization)	23,236	21,223	45,484	42,376
Product development	6,547	6,151	12,548	11,926
Sales and marketing	8,913	9,062	17,977	18,618
Other general and administrative expenses	8,029	7,682	15,772	14,899
Depreciation and amortization	6,019	6,001	12,091	11,903
Total operating costs and expenses	52,744	50,119	103,872	99,722

Operating income	4,264	2,801	7,994	5,165

Other income, net	476	165	789	295

Income from continuing operations before income tax provision	4,740	2,966	8,783	5,460
Income tax provision	1,084	741	1,498	1,527
Income from continuing operations	3,656	2,225	7,285	3,933
Discontinued operations
Income (loss) from discontinued operations before income tax provision	—	54	(64)	(476)
(Loss) gain on sale of discontinued operations	(1,502)	—	29,490	—
Income tax (benefit) provision	(391)	13	10,319	(95)
(Loss) income from discontinued operations	(1,111)	41	19,107	(381)

Net Income	$2,545	$2,266	$26,392	$3,552

Earnings (loss) per share – basic:
Continuing operations	0.11	0.07	0.23	0.12
Discontinued operations	(0.03)	0.00	0.59	(0.01)
Earnings per share - basic	$0.08	$0.07	$0.82	$0.11

Earnings (loss) per share - diluted:
Continuing operations	0.11	0.07	0.23	0.12
Discontinued operations	(0.03)	0.00	0.59	(0.01)
Earnings per share - diluted	$0.08	$0.07	$0.82	$0.11

Weighted average shares of common stock outstanding:
Basic	32,312	31,876	32,205	31,825
Diluted	32,378	32,229	32,255	32,166
Dividends declared per share	$—	$—	$1.00	$—

HealthStream Announces Second Quarter 2018 Results Page 8 July 23, 2018

HEALTHSTREAM, INC.

Condensed Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2018	2017(1)
ASSETS
Current assets:
Cash and cash equivalents	$122,577	$84,768
Marketable securities	42,958	46,350
Accounts and unbilled receivables, net	33,692	38,018
Prepaid and other current assets	25,839	24,467
Current assets of discontinued operations	-	6,125
Total current assets	225,066	199,728

Capitalized software development, net	16,300	16,014
Property and equipment, net	8,770	8,092
Goodwill and intangible assets, net	150,066	154,641
Deferred tax assets	-	45
Deferred commissions	12,962	-
Other assets	4,524	4,526
Long-term assets of discontinued operations	-	28,073
Total assets	$417,688	$411,119

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$32,573	$29,356
Deferred revenue	64,126	64,938
Current liabilities of discontinued operations	-	6,772
Total current liabilities	96,699	101,066
Deferred tax liabilities	5,171	-
Deferred revenue, non-current	2,978	6,287
Other long-term liabilities	652	1,048
Long-term liabilities of discontinued operations	-	2,548
Total liabilities	105,500	110,949

Shareholders’ equity:
Common stock	285,673	282,666
Accumulated other comprehensive loss	(33)	(38)
Retained earnings	26,548	17,542
Total shareholders’ equity	312,188	300,170
Total liabilities and shareholders' equity	$417,688	$411,119

(1)	Derived from audited financial statements contained in the Company’s filing on Form 10-K for the year ended December 31, 2017, adjusted for the divestiture of the PX business segment.

HealthStream Announces Second Quarter 2018 Results Page 9 July 23, 2018

HEALTHSTREAM, INC.

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Six Months Ended
	June 30,	June 30,
	2018	2017
Operating activities:
Net income	$26,392	$3,552
(Income) loss from discontinued operations	(19,107)	381
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,091	11,903
Share-based compensation	846	840
Deferred income taxes	636	416
Provision for doubtful accounts	390	470
(Gain) loss on equity method investments	(5)	5
Other	-	263
Changes in assets and liabilities:
Accounts and unbilled receivables	3,905	7,934
Prepaid and other assets	(1,835)	347
Accounts payable, accrued and other liabilities	(10,385)	(1,386)
Deferred revenue	3,277	(3,560)
Net cash provided by continuing operating activities	16,205	21,165
Net cash (used in) provided by discontinued operating activities	(1,003)	1,879
Net cash provided by operating activities	15,202	23,044

Investing activities:
Gross proceeds from sale of discontinued operations	57,828	-
Changes in marketable securities	3,397	(7,851)
Purchases of property and equipment	(3,270)	(3,658)
Payments associated with capitalized software development	(5,094)	(4,980)
Net cash provided by (used in) continuing investing activities	52,861	(16,489)
Net cash used in discontinued investing activities	(116)	(1,476)
Net cash provided by (used in) investing activities	52,745	(17,965)

Financing activities:
Proceeds from exercise of stock options	2,552	230
Taxes paid related to net settlement of equity awards	(300)	(392)
Payment of earn-outs related to acquisitions	(37)	-
Payment of cash dividends	(32,353)	-
Net cash used in continuing financing activities	(30,138)	(162)
Net cash used in discontinued financing activities	-	-
Net cash used in financing activities	(30,138)	(162)

Net increase in cash and cash equivalents	37,809	4,917
Cash and cash equivalents at beginning of period	84,768	49,634
Cash and cash equivalents at end of period	$122,577	$54,551

HealthStream Announces Second Quarter 2018 Results Page 10 July 23, 2018

Reconciliation of GAAP to Non-GAAP Financial Measures(1)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
GAAP income from continuing operations	$3,656	$2,225	$7,285	$3,933
Interest income	(510)	(202)	(850)	(362)
Interest expense	32	37	66	62
Income tax provision	1,084	741	1,498	1,527
Stock based compensation expense	427	436	846	840
Depreciation and amortization	6,019	6,001	12,091	11,903
Adjusted EBITDA from continuing operations	$10,708	$9,238	$20,936	$17,903

GAAP net income	$2,545	$2,266	$26,392	$3,552
Interest income	(510)	(202)	(850)	(362)
Interest expense	32	37	66	62
Income tax provision	693	754	11,816	1,432
Stock based compensation expense	427	478	755	919
Depreciation and amortization	6,019	6,531	12,273	12,918
Adjusted EBITDA	$9,206	$9,864	$50,452	$18,521

GAAP operating income	$4,264	$2,801	$7,994	$5,165
Adjustment for deferred revenue write-down	30	548	76	1,392
Non-GAAP operating income	$4,294	$3,349	$8,070	$6,557

GAAP net income	$2,545	$2,266	$26,392	$3,552
Adjustment for deferred revenue write-down, net of tax	23	411	63	990
Non-GAAP net income	$2,568	$2,677	$26,455	$4,542

(1)This press release contains certain non-GAAP financial measures, including non-GAAP net income, non-GAAP operating income, adjusted EBITDA, and adjusted EBITDA from continuing operations, which are used by management in analyzing its financial results and ongoing operational performance.

HealthStream Announces Second Quarter 2018 Results Page 11 July 23, 2018

Impact of Adoption of ASC 606

	Three Months Ended June 30,
	2018			2017
	ASC 606 As reported	Adjustments from ASC 606 to ASC 605	ASC 605 As adjusted	ASC 605
Revenue	$57,008	$456	$56,552	$52,920
Operating income	4,264	339	3,925	2,801
Net income from continuing operations	3,656	256	3,400	2,225
Adjusted EBITDA from continuing operations	10,708	339	10,369	9,238
Non-GAAP operating income	4,294	339	3,955	3,349

	Six Months Ended June 30,
	2018			2017
	ASC 606 As reported	Adjustments from ASC 606 to ASC 605	ASC 605 As adjusted	ASC 605
Revenue	$111,866	$448	$111,418	$104,887
Operating income	7,994	1,741	6,253	5,165
Net income from continuing operations	7,285	1,293	5,992	3,933
Adjusted EBITDA from continuing operations	20,936	1,741	19,195	17,903
Non-GAAP operating income	8,070	1,741	6,329	6,557

HealthStream Announces Second Quarter 2018 Results Page 12 July 23, 2018

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact), including statements regarding expectations for the financial performance for 2018, that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements to be materially different from future results, performance, or achievements expressed or implied by the forward-looking statements, including, without limitation, as the result of  risks referenced in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed on February 26, 2018, and in the Company’s other filings with the Securities and Exchange Commission from time to time. Consequently, such forward-looking information should not be regarded as a representation or warranty or statement by the Company that such projections will be realized. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.

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